Exhibit 10.2
          THIS AGREEMENT, dated                     , 2008 (the “Effective Date”) (the “Covenant Agreement”), by and between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company” or “Merrill Lynch”), and Thomas K. Montag (the “Executive”).
          WHEREAS, the Company has entered into an agreement with the Executive, dated May 1, 2008 (the “Agreement”), detailing the terms and conditions of his employment with the Company, pursuant to which the Company has agreed to pay certain amounts and grant certain equity awards, and the Executive has agreed to enter into this Covenant Agreement with the Company;
          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Covenant Agreement, the parties agree as follows:
1.	Covenants. The Executive agrees to the following covenants and agrees that the remedies for failure to comply with these covenants shall be as set forth herein under the heading “Remedies”.
A.	Notice Period. The Executive agrees that for the remainder of his or her employment, the Executive shall provide the Company and its affiliates (the “Group Companies”) with at least six months advance written notice (the “Notice Period”) prior to the termination of the Executive’s employment. The Executive further agrees that during the Notice Period, he or she shall remain employed by the Company (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. The Executive further agrees that during the Notice Period, he or she shall not directly or indirectly induce or solicit any client of the Company to terminate or modify its relationship with Merrill Lynch.

B.	Employment by a Competitor. The Executive acknowledges that the Group Companies are engaged in a global business and that the Executive has been involved in providing services to the Group Companies throughout the world. The Executive agrees that, during the period beginning on the date of the termination of his or her employment and ending on the date of vesting of his or her Restricted Shares or Restricted Units and the expiration date of his or her

Stock Options or Stock Appreciation Rights (as those terms are defined in the Company’s Long-Term Incentive Compensation Plans) granted by the Company, he or she will not, without the Company’s prior written consent, engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of the Group Companies or its affiliates (a “Competitive Business”). Notwithstanding the foregoing, the Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company that is a competing business.

C.	Non-Solicitation. The Executive agrees that the retention of the goodwill and franchise value of the Group Companies would be seriously eroded if employees were to leave the Group Companies. Accordingly the Executive agrees that he or she will not directly or indirectly solicit for employment any person who is or was an employee of the Group Companies at any time during the six-month period immediately preceding the date of such solicitation.

D.	No Hire. The Executive agrees that during a period of six months following his or her termination, he or she will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the Executive is associated), as an employee or independent contractor of the Executive or of any entity with which the Executive is associated, any person who is or was an employee of the Group Companies and who, as of the date of the Executive’s termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive, the Chief Executive Officer or the President of the Company (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of the Executive’s departure, reported directly to the Executive, CEO or President Direct Reports, provided, however, that the hiring of any person whose employment was involuntarily terminated by the Group Companies shall not be a violation of this covenant.

E.	Non-Disparagement. The Executive will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, any of the Group Companies, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Covenant Agreement will not apply to the extent the Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.

F.	Confidentiality. The Executive acknowledges that he or she has acquired experience, confidential information, trade secrets, know-how and particular skills in the affairs, practices, client requirements and trade connections of the Group Companies. Because of the commercial importance to the Group Companies of this knowledge, information and the other matters referred to above, the Group Companies have an important interest in ensuring that after the termination of the Executive’s employment this knowledge is not used for the personal benefit of the Executive or to the detriment of the Group Companies. Therefore, the Executive agrees that following any termination of employment: he or she will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning any of the Group Companies’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to the Executive’s knowledge in the course of his or her employment or which is generated by him or her in the course of performing his or her obligations whether alone or with others.

The Executive agrees not to disclose the terms of this Covenant Agreement or the circumstances of his or her termination to any other party, except that the Executive may make such disclosure: on a confidential basis to his or her tax, financial and legal advisors, his or her immediate family members, any prospective employer or business partner, provided that, in each case, such third party agrees to keep the circumstances of the Executive’s termination and the terms of this Covenant Agreement confidential.

G.	Cooperation. Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his or her appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his or her employment or area of responsibility at the Group Companies, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide the Group Companies’ counsel all documents in Executive’s possession or control relating to such regulatory or litigation matters. The Company will reimburse Employee for all reasonable travel expenses in connection with such cooperation.
The Executive agrees that the covenants contained in paragraphs A-G of this Section 1 are reasonable and necessary to protect the legitimate business interests and goodwill of the Group Companies and that agreeing to comply with such restrictions was an inducement for the Company to agree to enter into the Agreement with the Executive. To the extent that any of the covenants contained in paragraphs A-G of this Section 1 or any other provision of this agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period, (iii) any activity or capacity covered by such covenant, or (iv) any other term or provision of such covenant, the covenant shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant shall not effect the legality and enforceability of the other covenants.
2.	Equity Grants: The Executive agrees that Restricted Units, Restricted Shares, Stock Options and Stock Appreciation Rights granted to him will be subject to forfeiture in the event that the Executive breaches any of the covenants contained in this Covenant Agreement.

3.	Remedies.
A.	Forfeiture of Equity Awards. The Executive agrees that in the event of a breach of any of the covenants contained herein, that his or her outstanding equity awards shall be forfeited.

B.	Injunctive Relief. Without limiting any remedies available, the Executive acknowledges and agrees that a breach of the covenants contained in subparagraphs A, C, D, E, F and G of paragraph 1 hereof will result in material and irreparable injury to the Group Companies for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore the Executive agrees that, in the event of such a breach or threat thereof, the Group Companies shall be entitled to seek and obtain a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs A, C, D, E, F and G of paragraph 1 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs A, C, D, E, F and G of paragraph 1, provided however, that the Group Companies shall be entitled to seek injunctive relief for violations of subparagraph C of paragraph 1 only during the period beginning on the date of the Executive’s termination from the Group Companies and ending on the first anniversary of that date.

C.	Damages. In addition to the remedies called for by subparagraphs A and B of this paragraph 3, the Group Companies retains the right to seek damages and other relief for any breach by the Executive of any covenant contained in this Covenant Agreement, provided however, that the Group Companies shall be entitled to seek damages for violations of subparagraph C of paragraph 1 only during the period beginning on the date of the Executive’s termination from the Group Companies and ending on the first anniversary of that date.

4.	Legal Matters
A.	Governing Law. This Covenant Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

B.	Litigation. The Executive and the Group Companies agree (a) to arbitrate any and all disputes arising out of or related to this Covenant Agreement before either JAMS (under their Comprehensive Arbitration Rules and Procedures), FINRA and (b) that judgment on any arbitration award may be entered in any court of competent jurisdiction. Any arbitration shall be held in the State and County of New York. The Executive and the Group Companies further agree that the Group Companies can seek temporary and preliminary injunctive relief in court and submit to the exclusive jurisdiction of any federal or state courts sitting in the State of New York, County of New York for that purpose and for any purposes for which the aid of the court is required with respect to any arbitration commenced with respect to this Covenant Agreement. The Executive and the Group Companies also agrees not to bring any action or proceeding arising out of or relating to this Covenant Agreement in any court or forum other than those specified in this paragraph 4.B. The Executive and the Group Companies waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.
5.	Miscellaneous.
A.	Headings. The section headings contained in this Covenant Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Covenant Agreement

B.	Employment at Will. Nothing in this agreement alters the at will nature of the Executive’s employment with the Company or any of the Group Companies. The Company and any of the Group Companies remain free to terminate the Executive’s employment at any time for any reason without notice (and the notice period in paragraph 1.A of this Covenant Agreement does not apply to such terminations).

C.	Voluntary Nature of Covenant Agreement. The Executive represents that he or she is entering into this Covenant Agreement voluntarily and has had adequate opportunity to consider whether or not to sign it and to seek such counsel as he or she deems appropriate.

D.	Amendment; Waiver. This Covenant Agreement may not be changed orally; it may only be changed by a writing executed by both parties. Merrill Lynch’s failure to enforce any provisions of this Covenant Agreement will not constitute waiver of its rights under this Covenant Agreement and shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

E.	No Reliance: Executive is not relying on any representations, understandings, undertakings, statements, or agreements not expressly set forth in this Covenant Agreement and disclaims any reliance on any such representations, understandings, undertakings, statements, or agreements.

F.	Construction. In the event an ambiguity or question of intent or interpretation arises, this Covenant Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Covenant Agreement.

G.	Counterparts. This Covenant Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.